Exhibit 99.2

TITAN PHARMACEUTICALS COMPLETES DEBT SETTLEMENT WITH MOLTENI

AND HORIZON & ACQUISITON OF JT PHARMA’S KAPPA OPIOID AGONIST

PEPTIDE, JT-09

South San Francisco, CA – November 2, 2020 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP) today announced the completion of its agreement to settle all of its debt obligations with Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A (“Molteni”) and Horizon Credit LLC II (“Horizon”), as well as its agreement to acquire JT Pharmaceuticals, Inc.'s (“JT Pharma”) kappa opioid agonist peptide, JT-09, for use in combination with Titan's ProNeura® long-term, continuous drug delivery technology, for the treatment of chronic pruritus.

The completion of both transactions had been subject to Titan’s closing of its previously announced underwritten public offering, which occurred on October 30, 2020.

“As a result of the debt settlement with Molteni and Horizon, there are no liens remaining on any of Titan's assets, including all the ProNeura intellectual property,” commented Titan’s Executive Chairman, Dr. Marc Rubin. “With the net proceeds from our recent public offering, a significant reduction in operating expenses, and full ability to capitalize on our IP, we are well positioned to progress preclinical development of our ProNeura-based product candidate pipeline, including establishing proof of concept with JT-09 in the first half of 2021.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the winding down of U.S. commercial activities related to Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Stephen Kilmer
Investor Relations
(650) 989-2215
skilmer@titanpharm.com